Exhibit 107.1

FORM SF-3

Calculation of Filing Fee Tables

SF-3

(Form Type)

Nissan Auto Leasing LLC II

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Asset-Backed Securities	Asset-Backed Notes	457(s)(1)	(1)	100%	(1)	(1)	(1)

Fees to Be Paid	Other	Designated Limited Liability Company Series Interests(2)	(3)	(3)	(3)	(3)	(3)	(3)

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts					(1)		(1)

	Total Fees Previously Paid							$0

	Total Fee Offsets							$0

	Net Fee Due							(1)

(1)

The registrant is registering an unspecified amount of Asset-Backed Notes as may from time to time be offered at unspecified prices and is deferring payment of all of the registration fees for any such Asset-Backed Notes in accordance with Rule 456(c) and Rule 457(s) of the Securities Act.

(2)

The designated limited liability company series interests (“Series Interest”) issued by Nissan-Infiniti LT LLC, will constitute an interest in specified assets of Nissan-Infiniti LT LLC, including certain leases and the vehicles relating to those leases. The Series Interest is not being offered to investors hereunder. A Series Certificate (the “Series Certificate”) issued by Nissan-Infiniti LT LLC to NILT LLC, representing the applicable Series Interest will be sold by NILT LLC to one of the Nissan Auto Lease Trusts, the issuer of the Auto Lease Asset-Backed Notes. The Series Certificate is not being offered to investors hereunder.

(3)	Not applicable.